Exhibit 4.3

CERTIFICATE OF AMENDMENT

OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CPI CARD GROUP INC.

CPI Card Group Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) does hereby certify as follows:

FIRST. That the name of the Corporation is CPI Card Group Inc. The original Certificate of Incorporation of CPI Card Group Inc. was filed with the Secretary of State of Delaware on June 4, 2007.

SECOND. That the Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Corporation’s Third Amended and Restated Certificate of Incorporation as filed on October 7, 2015 (the “Certificate of Incorporation”) be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the Third Amended and Restated Certificate of Incorporation be amended by changing Paragraph D of Article FIFTH thereof so that, as amended, said Paragraph D of Article FIFTH shall be and read in its entirety as follows:

D. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors. Any director may resign at any time upon written notice to the Corporation.

THIRD. That, in lieu of a meeting and vote of stockholders, written or electronic consent of stockholders to said amendment granting the Board of Directors of the Corporation the authority to amend the Third Amended and Restated Certificate of Incorporation to provide for a reverse stock split has been given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law to every stockholder entitled to such notice.

FOURTH. That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH. That this Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 20th day of September, 2018, and the foregoing facts stated herein are true and correct.

CPI CARD GROUP INC.

/s/ Sarah Kilgore
By: Sarah Kilgore
Its: Chief Legal and Compliance Officer and Corporate Secretary